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                                                                   Exhibit 11.1

                           COLORADO MEDTECH, INC.

Statement Re: Computation of Primary and Fully Diluted Earnings Per Share for the Years Ended June 30, 1997 and 1996

                                                 1997                        1996
                                        -----------------------    -------------------------
                                                         Fully                      Fully
                                          Primary       Diluted       Primary      Diluted
                                        -----------   -----------   ----------   -----------
Net income                              $ 2,479,617   $ 2,479,617   $1,596,602   $ 1,596,602

Interest income from investment of
proceeds from  assumed exercise of
options/warrants in excess of
proceeds used to repurchase
outstanding shares (see below), net
of income taxes (investment assumed
to be made in U.S. government
securities)                                 218,742        92,248        -           180,106
                                        -----------   -----------   ----------   -----------

Adjusted net income                     $ 2,698,359   $ 2,571,865   $1,596,602   $ 1,776,708
                                        -----------   -----------   ----------   -----------


Weighted average common shares
outstanding                               7,165,499     7,165,499    6,901,762     6,901,762

Plus - common stock equivalents           5,499,610     5,499,610      865,043     5,171,292

Less - use of proceeds from assumed
exercise of  options/warrants to
repurchase outstanding  shares at
the average (primary) and yearend
(fully diluted) market price not to
exceed 20% of the outstanding
shares                                   (1,433,100)   (1,433,100)       -        (1,380,352)
                                        -----------   -----------   ----------   -----------

Adjusted weighted common shares
outstanding                              11,232,009    11,232,009    7,766,805    10,692,702
                                        -----------   -----------   ----------   -----------

Fully diluted net income per share             $.24          $.23         $.21          $.17
                                               ----         -----         ----         ----